Exhibit 10.38
June 13, 2006
Mr. Arthur L. Money
3803 Riverwood Road
Alexandria, VA 22309-2726

Re:	Amended and Restated Employment Letter Agreement with Terremark Worldwide, Inc.
Dear Art:
On January 3, 2003, Terremark Worldwide, Inc. (the “Company”) and you signed a letter agreement (the “Letter Agreement”) containing the terms of your employment in connection with the heading the Company’s Government Division, which focuses on selling the Company’s products and services to the U.S. Government (the “Government Division”), including but not limited to military, Homeland Security, and intelligence community customers (“the Project”). On May 3, 2003, the Company and you signed an amended and restated form of the Letter Agreement. Today, you and the Company have agreed to further revise the compensation calculations of your employment, so, in the interests of clarity, this Letter Agreement revises those calculations and otherwise restates the original terms of the Letter Agreement. This Letter Agreement supersedes all prior agreements on this matter related to your employment and is retroactive to January 3, 2003.
1. SERVICES TO BE RENDERED AS A TERREMARK EMPLOYEE
Under the terms of this agreement, your role would be to function as the head of the Government Division and your responsibilities would be to provide strategic advice and business development assistance to the Government Division, and otherwise assist the Company in the successful implementation of the Project. While we would envision you working closely with the Company’s Chief Operating Officer, its head of Global Sales and its General Counsel, your direct “reporting” relationship will be with me, as the Chairman of the Company. Your title shall be “Director - Government, Military and Homeland Security Affairs”.
We do not envision requiring any specific number of hours or days per month or quarter. We would rely on your sense of professionalism and your desire for success to determine the extent to which you would need to devote yourself to Company matters. We see no need for you to have a permanent office at any Terremark location, but will provide you with an office, as needed, when you visit Miami and we will make sure you have whatever secretarial support you need to assist you with your Company related work.
The Company will reimburse you for all reasonable expenses related to your responsibilities with the Company, in the same manner as it does for other senior executives of the Company.

June 13, 2006
Mr. Arthur L. Money

2. COMPENSATION
In consideration of the services you have provided and are expected to continue to provide under the Letter Agreement, as amended to date, and, in lieu and in full satisfaction of any and all payments to which you may have been entitled under the previous terms of the Letter Agreement, you will continue to receive payments equal to $5,000 per month. In addition, within two (2) weeks of the execution of this Letter Agreement, you will receive 15,000 shares of Terremark’s common stock issued pursuant to the terms of the Company’s 2005 Executive Incentive Compensation Plan.
3. OTHER CONSIDERATIONS
i.	Notwithstanding your title and your status as an employee and a member of the Board of Directors of the Company, we both agree and understand that you are not an officer and you will not have any of the responsibilities of an officer or the ability to bind the Company to any agreement with a third party, or to incur any obligation or liability on behalf of the Company;

ii.	This Letter Agreement may only be modified by a written document duly signed by you and the Company;

iii.	This Letter Agreement shall expire on January 31, 2007 (the “Expiration Date”); provided, however, the term shall continue in effect thereafter unless (a) terminated in writing by the Company or you on 48 hours written notice “for cause” (which is intended to be narrowly defined to consist only of a material breach of this agreement or conduct by one party that is so embarrassing or egregious as to render the relationship damaging to the non-offending party), or (b) terminated in writing by the Company or you, without cause, on ninety (90) days notice;

iv.	The Company and you will consult and agree upon the form, terms and substance of all press releases, public announcements and publicity statements with respect to this Letter Agreement;

v.	In the event of your death prior to receiving any or all payments to which you are entitled, the remaining Compensation to be paid under the terms hereof shall be paid at the time and in the manner provided in Section 2 to the beneficiary or beneficiaries who you have designated on a beneficiary designation form properly filed by you with the Company in accordance with the Company’s policies and procedures. If no such designated beneficiary survives you, such remaining benefits shall be paid as set forth above to your estate.

vi.	This Letter Agreement, when countersigned by the Company, will constitute a binding agreement between you and the Company, and shall be governed by the laws of the State of Florida.

June 13, 2006
Mr. Arthur L. Money

If you are in agreement with the above terms and conditions, please sign below in evidence of your acceptance of this Letter Agreement.

Terremark Worldwide, Inc.
By:	/s/ Manuel D. Medina
	Name:	Manuel D. Medina
	Title:	Chairman of the Board, President and Chief Executive Officer

Acknowledged and agreed to
this 14th day of June, 2006

/s/ Arthur L. Money
Arthur L. Money